Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated March 4, 2014
(Supplementing Preliminary Prospectus Dated February 28, 2014)
Registration No. 333-193556

This free writing prospectus should be read together with the preliminary prospectus, dated February 28, 2014 relating to the public offering of common stock by Ceres, Inc. (the “Preliminary Prospectus”), included in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-193556). The following information supplements and updates the information contained in the Preliminary Prospectus.

Common stock offered by us:	20,000,000 shares

Underwriters’ option to purchase additional shares:	3,000,000 shares

Public offering price:	$1.00 per share

Net proceeds:	$18,000,000

Potential purchase by an affiliate of an
existing stockholder:	An affiliate of our largest stockholder has indicated an interest in purchasing up to 4,000,000 shares of our common stock in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, such stockholder may determine to purchase fewer shares than it has indicated an interest in purchasing or not to purchase any shares in this offering.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Such registration statement has been declared effective and can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/767884/000114420414012272/v370160_s1a.htm

Before you invest, you should read the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the preliminary prospectus may be obtained from the offices of: Aegis Capital Corp., Attention: Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: (212) 813-1010, email: prospectus@aegiscap.com.

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